Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), dated as of November 25, 2015, is between Imation Corp., a Delaware corporation (the “Company”) and Scott J. Robinson, an individual (“Mr. Robinson”).

WHEREAS, the parties desire to formalize their mutual understanding regarding the terms of Mr. Robinson’s termination of employment with the Company.

The parties to this Agreement agree as follows:

1. Mr. Robinson hereby resigns all employment with the Company, including his position as the Vice President and Chief Financial Officer of the Company, and all of his positions as an officer or director of the Company’s subsidiaries, effective November 25, 2015 (the “Date of Termination”).

2. Mr. Robinson agrees to make himself reasonably available to work as a consultant to the Company, working for Mr. Danny Zheng, between the period November 30, 2015 to December 31, 2015, at the rate of $162.50 per hour, plus reasonable expenses.

3. Mr. Robinson shall be paid severance in the sum of $300,548.20. That amount shall be placed in escrow on the Date of Termination and shall be paid, subject to any required withholding, on the date the signed general release described in Section 4 becomes irrevocable and effective; provided, that Mr. Robinson forfeits all rights to severance amount if he revokes (or rescinds) the release. Mr. Robinson shall not be entitled to any other rights or benefits under any Company benefit plan or agreement beyond the amounts expressly stated in this Agreement, including, without limitation, under the Amended and Restated Severance and Change of Control Agreement, dated November 24, 2014, between Mr. Robinson and the Company.

4. In consideration of the above and to receive the benefits described in this Agreement, Mr. Robinson agrees to execute a general release of all claims, in the form set forth as Schedule A to this Agreement, effective as of the Date of Termination.

5. In further consideration of the amount to be paid to him pursuant to Section 3 above, Mr. Robinson hereby waives any and all rights he may have under the Worker Adjustment and Retraining Notification Act (WARN Act), and Minn. Stat. § 116L.976, to the extent such Act or Statute may be applicable.

6. All additions or modifications to this Agreement must be made in writing and executed by both parties.

7. This Agreement is made under and will be construed according to the laws of the State of Minnesota.

AGREED, as of the date first written above:

IMATION CORP.		MR. ROBINSON

By:	/s/ Joseph A. De Perio	/s/ Scott J. Robinson
	Joseph A. De Perio	Scott J. Robinson
Chairman of the Board

Schedule A to Separation Agreement

GENERAL RELEASE AGREEMENT

This General Release Agreement (“Agreement”) is entered into by and between Imation Corp. (“Imation”) and Scott J. Robinson (“you” or “your”). In consideration of the mutual promises, warranties, covenants, agreements and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and Imation agree as follows:

1. Separation Agreement. This General Release Agreement is made by you in consideration of and as a term of the Separation Agreement dated November 25, 2015 (the “Separation Agreement”).

2. Non-Admission. This Agreement does not, and is not intended to, constitute, nor shall it be deemed to constitute, an admission by Imation of any liability to, or wrongdoing of any kind against, you, and you agree that you will never contend that it does constitute such an admission. Imation specifically disclaims any liability to, or wrongful acts against, you or any other person.

3. Release of Claims. You agree that in exchange for the compensation paid to you under the terms of the Separation Agreement referenced in Section 1 of this Agreement, you release and discharge Imation and its subsidiaries, parents, affiliated companies, and their respective officers, employees, agents, fiduciaries, insurers, representatives, shareholders, directors, successors, and/or assigns, in any and all capacities, (collectively, the “Released Parties”) from all liability, to the fullest extent permitted by law, for any and all claims, actions, causes of action, promises, agreements, damages, or costs or expenses of any kind, whether known or unknown, under any theory of pleading or proof, arising from or relating to your employment with Imation, the termination of your employment with Imation, and any other actions, decisions, alleged omissions, or events occurring through the date of your signing of this Agreement. You understand and agree that your release of claims in this Agreement includes, but is not limited to, any claims arising under or based upon the Age Discrimination in Employment Act; Older Worker Benefits Protection Act, Americans With Disabilities Act; Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Occupational Safety and Health Act, as amended; the Employment Retirement Income Security Act; the Family and Medical Leave Act; the Minnesota Human Rights Act; Minn. § 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; and/or Minn. Stat. §§ 181.940–181.944; any provision of the Minnesota or federal Constitutions; or any other federal, state, or local, statute, regulation, rule, ordinance, or law.

You also agree and understand that except as expressly reserved in this Agreement, you are giving up all other claims against the Released Parties, whether grounded in contract, tort or equitable theories (including but not limited to negligence), to the fullest extent permitted by law, including but not limited to: wrongful discharge; breach of express or implied contract; tortious interference with contractual relations or economic advantage; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; conspiracy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; harassment; claims for unpaid compensation (including, but not limited to any claim for severance, commissions, bonus, accumulated leave, or benefits); discharge in violation of public policy; whistleblower retaliation; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable, including, but not limited to, any claims for damages, declaratory or injunctive relief of any kind, or attorneys’ fees.

PROVIDED, that nothing in this Agreement shall be deemed to terminate or reduce in any way any right you might have to indemnification from Imation under the provisions of the Delaware General Corporation Law and Imation’s Restated Certificate of Incorporation and Bylaws, each as in effect on the date of employment termination, for acts, omissions or events that occurred or are alleged to have occurred prior to the date of termination of employment. Nothing in this Release or in this Agreement shall be deemed to terminate or reduce your right to a defense, provided by Imation, to any currently pending legal or administrative action.

Nothing in this Agreement is intended to: (1) constitute an unlawful waiver of any of your rights under any laws; (2) waive your right to challenge the enforceability of this Agreement; (3) waive or release your right to enforce the Separation Agreement, (4) waive your right to file an administrative charge with the EEOC or any other administrative agency under applicable law, or participate in any agency investigation, although you do waive and release your right to recover any monetary or other damages, including but not limited to compensatory damages, punitive damages, and liquidated damages; or (5) prevent or interfere with your right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

You understand and agree that, except as expressly stated in this Agreement, any and all claims which you have, had, or might have had against any of the Released Parties occurring up through the date you sign this Agreement are fully released and discharged by this Agreement.

4. ADEA Compliance. You have been informed of your right to review and consider this Agreement for 21 calendar days, if you so choose. You further agree and acknowledge that (a) your waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”) and Older Worker Benefits Protection Act; (b) you understand the terms of this Agreement; (c) Imation advises you to consult with an attorney prior to executing this Agreement; (d) you may rescind this Agreement insofar as it extends to potential claims under the ADEA by providing written notice to Imation within seven (7) calendar days after the date of your signature below. To be effective, the rescission must be in writing and delivered to Imation either by hand or by mail within the seven (7)-day period. If delivered by mail, the rescission must be: (i) postmarked within the seven (7)-day period; (ii) properly addressed to John Breedlove, Vice President, General Counsel and Corporate Secretary, Imation Corporation, 1 Imation Way, Oakdale, MN 55128; and (iii) sent by certified mail, return receipt requested. If you timely exercise your right to rescind your release of claims under the ADEA, Imation may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of the Agreement you have rescinded. If Imation chooses to nullify the Agreement in its entirety, Imation will have no obligations under this Agreement to you or to any others whose rights derive from you, but the cessation of your employment will be unaffected.

5. MHRA Compliance. You have been informed of your right to rescind this Agreement insofar as it extends to potential claims under the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A, et seq., by providing written notice to Imation within fifteen (15) calendar days after the date of your signature below. To be effective, the rescission must be in writing and delivered to Imation either by hand or by mail within the fifteen (15)-day period. If delivered by mail, the rescission must be: (i) postmarked within the fifteen (15)-day period; (ii) properly addressed to Legal Department, Imation Corporation, 1 Imation Way, Oakdale, MN 55128; and (iii) sent by certified mail, return receipt requested. If you timely exercise your right to rescind his release of claims under the MHRA, Imation may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of the Agreement you have rescinded. If Imation chooses to nullify the Agreement in its entirety, Imation will have no obligations under this Agreement to you or to any others whose rights derive from you, but the cessation of your employment will be unaffected.

6. Prior Obligations. You agree that notwithstanding any other term of this Agreement or the Separation Agreement between the parties, the provisions of the Employee Agreement, dated March 29, 2004, shall continue in effect and survive the termination of his employment with Imation, for any reason. To the extent that any of the terms or conditions of this Agreement conflict with the terms or conditions of that Employee Agreement, then the terms and conditions of this Agreement shall control.

7. Employee Covenants.

a. Non-Disclosure and Non-Use of Confidential Information. You agree that in addition to any other obligations you have pursuant to contract or statute to preserve the confidentiality of Imation’s confidential and proprietary information and/or trade secrets, you will not disclose, divulge, furnish, or make accessible to anyone, or use in any way at any time, including, without limitation, in connection with any future employment, any Confidential Information (as defined below) which you acquired during your employment with Imation or any of its predecessors, parents, or affiliated companies, whether or not such Confidential Information was created or developed by you. “Confidential Information” means information that is not generally known to the public that is or has been used, developed, or obtained by Imation or any of its predecessors or affiliated companies, in connection with their business, including but not limited to, information, documents, observations, and/or data obtained by you during your employment with Imation or any of its predecessors, parents, or affiliated companies concerning the business or affairs of Imation or any of its affiliated companies; Imation’s or any affiliate’s products, services, fees, costs, pricing structures, or any other financial information; Imation’s or any affiliate’s business, marketing, sales or financial strategies or plans; marketing- or sales-related information; business-related analyses, photographs and reports; computer software (including operating systems, applications and program listings); databases; account and business methods; inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice); customers and clients and customer and client lists; all technology and trade secrets; and all similar and related information in whatever form. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known for reasons other than your violation of this Agreement; (ii) is independently made available to you in good faith by a third party who has not violated a confidential relationship with Imation or any of its predecessors or affiliated companies; or (iii) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by you. If you are asked to disclose Confidential Information by legal process, you agree to promptly notify Imation of such request and cooperate with Imation, at its expense, to assert any legal challenges or appeals to such legal process. If you are required to comply with any legal process, you agree to promptly inform Imation of such legal process and limit your disclose only to the Confidential Information expressly required to be disclosed by such legal process.

b. Non-Competition. You agree that for a period of twenty-four (24) months following the Termination Date (the “Non-Competition Period”), you will not be an owner, investor, shareholder, principal, joint venturer, partner, employee, contractor or consultant in or for, or otherwise perform services for, any enterprise, association, company, joint venture, partnership or individual that is engaged in or about to become engaged in research on or development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of a Conflicting Product (each, a “Conflicting Organization”) in the United States or in any country in which Imation conducts business, except that (i) you may accept employment with a Conflicting Organization whose business is diversified and which has separate and distinct divisions, provided that prior to accepting such employment, Imation shall receive separate written assurances satisfactory to Imation from such Conflicting Organization and you that you will not render services, directly or indirectly, to any division or department that engages in, or otherwise in connection with, the development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product. “Conflicting Product” means any product, process, system or service of any person or organization other than Imation, in existence or under development, which is the same as or similar to, or competes with, or has a usage allied to, a product, process, system or service that Imation researched, developed, manufactured, marketed, sold, merchandised, leased, serviced or promoted during the last three years of your employment with Imation.

c. Non-Solicitation. You agree that during the Non-Competition Period, you will not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, investor, consultant, independent contractor, advisor, shareholder, owner, partner, employer or employee or in any other manner, directly or indirectly: (i) induce or attempt to induce any employee of Imation or its affiliated companies to leave the employ of Imation or its affiliated companies or otherwise interfere with the relationship between Imation and/or its affiliated companies and any employee of Imation and/or its affiliated companies; (ii) induce or attempt to induce any customer, supplier or other business partner of Imation and/or its affiliated companies to cease doing business with Imation and/or its affiliated companies, or otherwise interfere with the relationship between Imation and/or its affiliated companies and their respective customers, suppliers, or other business partners; or (iii) solicit or attempt to solicit, for your own benefit or on behalf of anyone other than Imation, the business of any person or business entity known to you to be a customer or potential customer of the Imation and/or its affiliated companies, with respect to any Conflicting Product.

d. Third Party Information. You acknowledge that Imation has received from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Imation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You will not disclose or use in any manner or at any time any Third Party Information except for the exclusive benefit of Imation.

e. Non-Disparagement. You shall not make, cause to be made, issue, release, authorize or confirm, directly or indirectly, any comments or statements, written, oral or electronic, in any format or medium, which are defamatory or disparaging of Imation, its affiliated companies, or their respective operations, products, policies or practices, directors, officers, employees, agents, or representatives, or otherwise, by action or omission, do anything to damage Imation’s business reputation or goodwill.

f. Cooperation. Upon request at any time, you agree to give reasonable assistance and cooperation willingly in any matter relating to your experience as an executive, officer or employee of, or a member of the Board of, Imation, as Imation may request, including (1) providing information concerning, or assistance with, investigations, claims, litigations, or other matters in which you were involved or as to which you potentially have knowledge by virtue of your employment with Imation, and/or (2) your attendance and truthful testimony where deemed appropriate by Imation, with respect to any investigation or Imation’s defense or prosecution of any existing or future claims or litigations relating to matters in which you were involved or as to which you potentially have knowledge by virtue of your employment with Imation. To the extent permitted by law, Imation will reimburse your reasonable, pre-approved expenses incurred in connection with any travel that may be required to fulfill your obligations under this Section and compensate you for your time at the rate set forth in paragraph 5 of the Separation Agreement.

8. Consulting. Following the Termination, you agree to provide consulting services to Imation pursuant to the terms outlined in the Separation Agreement.

9. Return of Company Property. You agree and represent that you have returned or will, following the execution of this agreement, promptly return all Imation equipment and property, including, without limitation, all notes, memoranda, correspondence, files, records, reports, notebooks, technical charts or diagrams, customer lists or information, sales and marketing information, software, equipment, materials, keys and credit cards, and other data, and all copies thereof, and all other tangible Imation property, which was in your possession or under your control at the time of your termination. In addition, you agree that you have provided to Imation all password and similar information which will be necessary or useful for Imation to access materials on which you worked or to otherwise continue in its business.

10. Entire Agreement. Except as specifically set forth herein, this Agreement (together with the Separation Agreement) sets forth the entire agreement between the parties, and it fully supersedes and replaces any and all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement including, but not limited to, the Amended and Restated Severance and Change of Control Agreement. You represent and acknowledge that, in executing this Agreement, you did not rely and have not relied upon any representation or statement made by Imation, or by any of its agents, representatives or attorneys, with regard to the subject matter, basis, or effect of this Agreement or otherwise.

11. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12. Modification. This Agreement may not be modified, altered, or amended except by an instrument in writing, signed by you and a duly authorized representative of the Board of Directors of Imation.

13. Binding Effect. This Agreement shall be binding upon you and upon your heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Imation and its representatives, transferees, successors and assigns. You represent and warrant that no right, claim, or cause of action covered by this Agreement has been assigned or given to any other person or entity.

14. Severability. You agree that, whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby, and will be interpreted so as to effect, as closely as possible, the intent of the parties hereto. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. However, if this Agreement is held invalid, illegal or unenforceable, and if the law permits voiding this Agreement, Imation may void this Agreement.

15. Remedies. You agree that in addition to any other remedies available at law or in equity, if you violate any of your obligations under Section 7 of this Agreement, then (1) you will forfeit the Severance Payment if then unpaid, or shall be required to repay the Severance Payment, or any part thereof, if already made to you, and (2) Imation shall be entitled to obtain equitable relief in a court of competent jurisdiction in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of posting bond or of proving actual damages. If either party is required to bring an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs associated with such an action.

16. Arbitration. Except for actions for equitable or injunctive relief pursuant to Section 15, any controversy, dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or validity hereof, or any other claim by you arising from your employment or the termination thereof shall be resolved by arbitration before a single arbitrator conducted in accordance with the Employment Arbitration Rules then in force (the “AAA Rules”) of the American Arbitration Association (the “AAA”), unless the parties shall mutually agree to use an entity or group other than the AAA for arbitration of a Dispute. The arbitration site shall be Minneapolis, Minnesota and the costs thereof shall be shared equally by the parties. The arbitration decision shall be binding. Judgment on the decision or award rendered by the arbitrator may be entered and specifically enforced in any court having jurisdiction thereof.

17. Governing Law, Jurisdiction, and Forum. This Agreement shall be governed by the law of the State of Minnesota (insofar as federal law does not control) without regard to the choice of law rules of that State. The parties agree that any and all legal actions or proceedings brought by Imation for equitable or injunctive relief under Section 15 of this Agreement shall be brought exclusively in the state or federal courts of Hennepin County, Minnesota. The parties irrevocably submit to the exclusive jurisdiction and venue of said courts in any such action or proceeding.

18. Signatures. This Agreement may be signed in counterparts, which together shall constitute the original. Faxed or electronic signatures will be acceptable as originals. Imation represents that the signatory of this Agreement has the authority to sign on behalf of Imation.

19. Representation. You agree and acknowledge that you have received and read this Agreement, that the provisions of this Agreement are understandable to you, and that you fully appreciate and understand the meaning of the terms of this Agreement and their effect. You agree and acknowledge that you have been provided with a reasonable and sufficient period of at least twenty-one (21) days within which to consider whether or not to accept this Agreement, and you are hereby advised to consult with an attorney for advice in connection with this Agreement prior to signing it. You acknowledge and agree that you have entered into this Agreement freely and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated:
Scott J. Robinson

Dated:	Imation Corp.

By